Mail Stop 3561

								February 13, 2006


By U.S. Mail and Facsimile [ (630) 227 - 2101 ]

Mr. Timothy J. Romenesko
  Chief Financial Officer
AAR CORP.
One AAR Place, 1100 N. Wood Dale Road
Wood Dale, Illinois  60191

	Re:	AAR Corp.
Form 10-K for the fiscal year ended May 31, 2005
		File No. 1-06263

Dear Mr. Romenesko:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



								David R. Humphrey
								Accounting Branch Chief

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